UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMITH-MIDLAND CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	54-1727060
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

P.O. Box 300, 5119 Catlett Road

Midland, Virginia 22728

(Address of principal executive offices)

Smith-Midland Corporation

2026 Equity Incentive Plan

(Full title of the plan)

Dominic L. Hunter, Chief Financial Officer

Smith-Midland Corporation

P.O. Box 300, 5119 Catlett Road

Midland, Virginia 22728

540-439-3266

(Name, address and telephone number (Including area code) of agent for service)

Copy to:

Gary T. Moomjian, Esq.

Moomjian, Waite & Coleman, LLP

6900 Jericho Turnpike

Suite 200

Syosset, NY 11791

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE

This Registration Statement is being filed by Smith-Midland Corporation (the “Registrant”) for the purpose of registering 400,000 shares of the Registrant’s common stock, par value $0.01 per share, that are available for issuance to eligible participants under the Registrant’s 2026 Equity Incentive Plan.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to “employees” (as such term is defined in paragraph 1(a) of General Instruction A to Form S-8) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the documents listed below previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

1.

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on April 14, 2026, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

2.

The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on June 10, 2026, and for the quarter ended June 30, 2026, filed with the Commission on August 14, 2026.

3.

The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 24, 2026, April 14, 2026, June 4, 2026, June 9, 2026, June 11, 2026, July 23, 2026, August 14, 2026, and August 25, 2026 (except, with respect to each of the foregoing, for portions of such reports which are deemed to be furnished and not filed).

4.

The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on January 24, 2003, including any amendment(s) or report(s) filed for the purpose of updating such description.

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In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (except, with respect to each of the foregoing, for portions of such documents which are deemed to be furnished and not filed).

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that all directors and officers (as well as other employees and individuals) may be indemnified by the Registrant against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

In addition, the Registrant’s Certificate of Incorporation, as amended to date, eliminates, in certain circumstances, the personal liability of directors of the Registrant for monetary damages resulting from breaches of their fiduciary duties as directors except, pursuant to the limitations of the DGCL (i) for any breach of a director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or any amendatory or successor provisions thereto, or (iv) with respect to any transaction from which a director derived an improper personal benefit.

The Registrant’s Amended and Restated By-laws provide that each person who was or is a party or is otherwise threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which the By-laws are in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Registrant or, while serving as a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Registrant, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Registrant (and any successor of the Registrant by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Registrant to provide greater indemnification rights than said law permitted the Registrant to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such Proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.  Such indemnification shall continue as to a person who has ceased to be a director or officer of the Registrant or ceased serving at the request of the Registrant as a director, officer, trustee, employee or agent of another corporation  or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Registrant, and shall inure to the benefit of his or her heirs, executors and administrators; provided that, except as otherwise provided in the By-laws, the Registrant shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors.

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The foregoing discussion of the Registrant’s Certificate of Incorporation, Amended and Restated By-laws and the DGCL is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, Amended and Restated By-laws and the DGCL, respectively.

In addition, the Plan provides that no member of the Board, the Compensation Committee of the Board of Directors (the “Compensation Committee”), delegate of the Compensation Committee or any employee or agent of the Registrant (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any award thereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Registrant against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Registrant's approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided, that the Registrant shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Registrant gives notice of its intent to assume the defense, the Registrant shall have sole control over such defense with counsel of the Registrant’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person's bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Registrant’s Certificate of Incorporation or By-laws.

The Registrant also maintains a directors’ and officers’ insurance policy that insures the directors and officers of the Registrant from claims arising out of an alleged wrongful act by such person in their respective capacities as directors and officers of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Set forth below are all exhibits to the Registration Statement:

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Exhibit
Number	Description
4.1	Certificate of Incorporation, as amended (Incorporated by reference to the Registrant’s Registration Statement on Form SB-2 (No. 33-89312) declared effective by the Commission on December 13, 1995).
4.2	Bylaws (Incorporated by reference to the Registrant’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on September 24, 2024).
4.3	Smith-Midland Corporation 2026 Equity Incentive Plan.
5.1	Opinion of Moomjian, Waite & Coleman, LLP.
23.1	Consent of BDO USA, P.C.
23.2	Consent of Moomjian, Waite & Coleman, LLP (included in legal opinion filed as Exhibit 5.1).
107.1	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee Table”, as applicable, in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Virginia, on this 16th day of October, 2026.

SMITH-MIDLAND CORPORATION

By:	/s/ Ashley B. Smith
Name: Ashley B. Smith
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ashley B. Smith	Director	October 15, 2026
Ashley B. Smith	Chief Executive Officer and President
(Principal Executive Officer)

/s/ Dominic L. Hunter	Chief Financial Officer	October 15, 2026
Dominic L. Hunter	(Principal Financial Officer)

/s/ James Russell Bruner	Director	October 15, 2026
James Russell Bruner

/s/ Read Van de Water	Director	October 15, 2026
Read Van de Water

/s/ Richard Gerhardt	Director	October 15, 2026
Richard Gerhardt

/s/ Matthew I. Smith	Director	October 15, 2026
Matthew I. Smith

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